USMX OF UTAH INC
                  141 Union Blvd. Suite 100
                    Lakewood, CO.  80228

Bull Valley L.L.C.
c/o John Lee Carroll
515 Madison Avenue
32nd Floor
New York, NY  10022

     Re:  Post-Termination Agreement

Gentlemen:

     The purpose of this letter is to set forth our agreement with respect to the respective rights and obligations of Bull Valley L.L.C. ("BVLLC") and USMX of Utah Inc. ("USMX/Utah") subsequent to the January 31, 1996 termination of the Mineral Lease, Sublease and Option to :Purchase, dated August 1, 1985 ("Agreement"), pursuant to which a Quitclaim Deed and Assignment of Agreements previously has been delivered by USMX/Utah to Permian Exploration Account ("PEA"). Our understanding is that BVLLC has succeeded to all right, title and interest of PEA in the Agreement, and BVLLC hereby confirms, represents and warrants that such is the case. USMX/Utah and BVLLC hereby agree as follows:

     1. USMX/Utah agrees to reimburse BVLLC for one-half of the monthly rental payments (i.e., one-half of $2,000.00 per month) paid by BVLLC pursuant to the Mining Lease with Option to Purchase, between Paul Lamoreaux and Padre Mining Company, Inc., as "Lessor", and John Lee Carroll, as "Lessee", dated February 10, 1982 ("Lease"), which is attached as Exhibit A to the Agreement. USMX/Utah shall make such reimbursement payments to BVLLC upon receipt from BVLLC of satisfactory documentation that such rental payment has been made under the Lease.

     2. USMX/Utah shall perform reclamation of the properties subject to the Agreement ("Properties") as was required by the Agreement immediately prior to its termination.

     3. BVLLC shall provide and allow access to USMX/Utah to the Properties for the purpose of performing the reclamation described in paragraph 2 above and for purposes of ;processing and removing gold as described in paragraph 4 below.

     4. USMX/Utah shall have the right, but not the obligation to remove any gold remaining in the heaps situated on the Properties, as may be recovered as a result of USMX/Utah's reclamation activities, provided and on the condition that it pays BVLLC 50% of the proceeds received from the sale of any such gold removed from the Properties after January 31, 1996, after deducting from such proceeds the following costs: rentals and royalties that may be payable (directly by USMX/Utah or indirectly by USMX/Utah pursuant to paragraph 1 above) to underlying landowners by USMX/Utah, regardless of whether paid directly by USMX/Utah or through PEA; transportation costs from the Properties to the place or places of refining and sale processing and transportation costs incurred as a result of shipping loaded carbon after recovery of the gold and carbon on the Properties; and other costs related to the transportation, disposition or sale of that gold, including but not limited to umpiring fees, taxes (other than income taxes) and sales commissions.

     5. USMX/Utah and BVLLC acknowledge that USMX/Utah has no rights or obligations of any nature whatsoever with respect to the Properties other than as described in paragraphs 1, 2, 3 and 4 above, and that BVLLC has full freedom and discretion to negotiate with third parties with respect to the Properties in any manner it deems appropriate.

     If the above correctly represents your understanding of our agreement, please so indicate by signing on the space provided below.

                                   USMX OF UTAH INC.



                                   By:
                                        James A. Knox,
President


ACCEPTED AND AGREED this
     day of February, 1996.

BULL VALLEY L.L.C.

By:
     John Lee Carroll, President